Exhibit 99.1

                      ResCare Reports Third Quarter Results

                    Ralph Gronefeld Joins Board of Directors


     LOUISVILLE, Ky.--(BUSINESS WIRE)--Nov. 6, 2006--ResCare, Inc. (NASDAQ:
RSCR), the nation's leading provider of residential, training, therapeutic, educational and support services for people with disabilities and special needs, today announced results for the third quarter and nine months ended September 30, 2006.

     Third Quarter 2006 Financial Highlights

     Revenues for the third quarter of 2006 increased 22% over the prior year period to a record $336.3 million. Income from continuing operations was $10.6 million, up 26% from $8.4 million in the third quarter of 2005. Diluted earnings per common share from continuing operations were $0.32, an increase of 23% over the prior year's $0.26. EBITDA for the third quarter of 2006 was $25.5 million versus $20.9 million in the prior year, a 22% increase. During the third quarter of 2006, the Company also recorded a favorable income tax adjustment of approximately $0.01 per diluted share.

     Ralph Gronefeld, ResCare president and chief executive officer, said, "We continue to implement our business plan, delivering another strong quarter of revenue and earnings growth. During the quarter, we completed four transactions in our Community Services Group, which we expect to generate approximately $31 million of annual revenue.

     "Although we are pleased with our overall performance, our Employment Training Services segment had a revenue shortfall during the third quarter of approximately 13% as compared with the second quarter. We are focused on improving this segment's revenue growth and profitability.

     "Effective October 31, 2006, we completed our withdrawal from operations in the State of New Mexico and are pleased that all of the people we served were safely transitioned to other providers. Our New Mexico operations generated revenues of approximately $19 million for the first nine months of 2006 and have operated on a breakeven basis. Any exit costs will be recorded in the fourth quarter of 2006."

     In conclusion, Mr. Gronefeld said, "I continue to be proud of the sacrifice and dedication of our employees."

     2006 Guidance Regarding Continuing Operations

     The Company has updated its 2006 guidance for diluted earnings per common share from continuing operations to a range of $1.24 to $1.26, up from $1.22 to $1.26. Revenues are expected to approximate $1.33 billion. This guidance continues to include the Company's assumption that the Work Opportunity Tax Credit will be reinstated, resulting in effective income tax rates of approximately 35.5% and 27% for the full year 2006 and fourth quarter of 2006, respectively. On an annual basis, the Work Opportunity Tax Credit is equivalent to approximately $0.06 earnings per diluted share.

     Changes in Board of Directors

     ResCare also announced that Ralph Gronefeld has been elected to the Company's Board of Directors, effective immediately. Mr. Gronefeld replaces Nigel S. Wright, a ResCare director since 2004, who resigned because of other business obligations and commitments.

     A listen-only simulcast and replay of ResCare's third quarter conference call will be available on-line at www.rescare.com and www.earnings.com on November 7, 2006, beginning at 9:00 a.m. Eastern Time.

     ResCare, founded in 1974 and based in Louisville, Kentucky, provides services in 36 states, Washington, D.C., Puerto Rico and Canada. ResCare's services include residential, therapeutic, job training and educational supports to people with developmental or other disabilities; education and training to young people in the Job Corps program; one-stop employment and training services for people experiencing barriers to employment; and supports to older people in their homes. More information is available at www.rescare.com.

     From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs. In our filings under the federal securities laws, including our annual, periodic and current reports, we identify important factors that could cause our actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in our filed reports. Statements as to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.


                                  RESCARE, INC.
                         Unaudited Financial Highlights
                                 (In thousands)

                             Three Months Ended    Nine Months Ended
                               September 30,         September 30,
                           ---------------------- --------------------
                                 2006       2005       2006      2005
                            ----------  ---------   --------  --------
Income Statement Data:
Revenues                   $  336,261  $ 275,780   $983,774  $796,005
Facility and program
 expenses                     301,250    246,468    880,460   712,773
                            ----------  ---------   --------  --------
      Facility and program
       contribution            35,011     29,312    103,314    83,232
Corporate general and
 administrative                13,857     11,980     41,435    34,545
                            ----------  ---------   --------  --------
   Operating income            21,154     17,332     61,879    48,687
Interest expense, net           4,505      4,633     13,168    13,690
                            ----------  ---------   --------  --------
   Income from continuing
    operations before
    income taxes               16,649     12,699     48,711    34,997
Income tax expense              6,089      4,317     18,754    11,899
                            ----------  ---------   --------  --------
   Income from continuing
    operations                 10,560      8,382     29,957    23,098
Income (loss) from
 discontinued operations,
 net of taxes                      59       (753)    (2,251)   (2,472)
                            ----------  ---------   --------  --------

Net income                     10,619      7,629     27,706    20,626
Net income attributable to
 preferred shareholders         1,572      1,169      4,127     3,185
                            ----------  ---------   --------  --------
Net income attributable to
 common shareholders       $    9,047  $   6,460   $ 23,579  $ 17,441
                            ==========  =========   ========  ========

Basic earnings per common
 share:
   From continuing
    operations             $     0.33  $    0.26   $   0.93  $   0.74
   From discontinued
    operations                   0.00      (0.02)     (0.07)    (0.08)
                            ----------  ---------   --------  --------
      Basic earnings per
       common share        $     0.33  $    0.24   $   0.86  $   0.66
                            ==========  =========   ========  ========

Diluted earnings per
 common share:
   From continuing
    operations             $     0.32  $    0.26   $   0.91  $   0.73
   From discontinued
    operations                   0.00      (0.02)     (0.07)    (0.08)
                            ----------  ---------   --------  --------
      Diluted earnings per
       common share        $     0.32  $    0.24   $   0.84  $   0.65
                            ==========  =========   ========  ========

Weighted average number of
 common shares:
   Basic                       27,689     26,570     27,481    26,336
   Diluted                     28,122     27,235     28,108    27,014

EBITDA (1)                 $   25,542  $  20,870   $ 74,482  $ 58,861
--------------------------

(1) EBITDA is defined as income from continuing operations before depreciation and amortization, net interest expense and income taxes. EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States of America. The items excluded from EBITDA are significant components in understanding and assessing financial performance. Management routinely calculates and communicates EBITDA and believes that it is useful to investors because it is commonly used as an analytical indicator within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements under certain covenants contained in our credit agreement. The following table sets forth a reconciliation of income from continuing operations to EBITDA.


                                  RESCARE, INC.
                   Unaudited Financial Highlights (continued)
                                 (In thousands)

                                Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                                ------------------ -------------------
                                   2006     2005     2006      2005
                                  -------  -------  --------  --------
Reconciliation of Income from
 Continuing Operations to
 EBITDA:
Income from continuing
 operations                      $10,560  $ 8,382  $ 29,957  $ 23,098
Add: Interest, net                 4,505    4,633    13,168    13,690
      Depreciation and
       amortization                4,388    3,538    12,603    10,174
      Income tax expense           6,089    4,317    18,754    11,899
                                  -------  -------  --------  --------
EBITDA                           $25,542  $20,870  $ 74,482  $ 58,861
                                  =======  =======  ========  ========



                                                   Sept. 30, Dec. 31,
                                                     2006      2005
                                                    --------  --------
Balance Sheet Data:
ASSETS
Cash and cash equivalents                          $  6,652  $  9,894
Short-term investments                                    -    27,650
Accounts receivable, net                            196,089   160,821
Other current assets                                 31,230    23,362
                                                    --------  --------
    Total current assets                            233,971   221,727
Property and equipment, net                          74,701    74,175
Goodwill                                            370,332   281,016
Other assets                                         41,664    24,111
                                                    --------  --------
                                                   $720,668  $601,029
                                                    ========  ========

LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current liabilities                                $129,778  $108,414
Other long-term liabilities                          39,584    38,033
Long-term debt                                      210,514   152,584
Shareholders' equity                                340,792   301,998
                                                    --------  --------
                                                   $720,668  $601,029
                                                    ========  ========


                                  RESCARE, INC.
                   Unaudited Financial Highlights (continued)
                                 (In thousands)

                                                  Nine Months Ended
                                                    September 30,
                                               -----------------------
                                                       2006      2005
                                                   ---------  --------
Cash Flow Data:
Net income                                        $  27,706  $ 20,626
Adjustments to reconcile net income to cash
 provided by operating activities:
      Depreciation and amortization                  12,643    10,318
      Amortization of discount and deferred
       charges                                          736       652
      Impairment charges                              1,110         -
      Deferred income taxes, net                      1,460     1,052
      Tax benefit from exercise of stock
       options                                            -     1,368
      Excess tax benefits from share-based
       compensation                                  (2,627)        -
      Provision for losses on accounts
       receivable                                     4,319     3,548
      Share-based compensation                        1,371         -
      Changes in operating assets and
       liabilities                                  (24,050)  (10,759)
                                                   ---------  --------
            Cash provided by operating
             activities                              22,668    26,805
                                                   ---------  --------
Cash flows from investing activities:
   Net redemptions of short-term investments         27,650    33,235
   Purchases of property and equipment              (11,733)   (8,438)
   Acquisitions of businesses                      (108,430)  (31,975)
                                                   ---------  --------
            Cash used in investing activities       (92,513)   (7,178)
                                                   ---------  --------
Cash flows from financing activities:
   Net borrowings of long-term debt                  55,059   (29,430)
   Proceeds from sale and leaseback
    transactions                                      2,651         -
   Debt issuance costs                                 (468)        -
   Excess tax benefits from share-based
    compensation                                      2,627         -
   Proceeds received from exercise of stock
    options                                           6,734     4,491
                                                   ---------  --------
            Cash provided by (used in)
             financing activities                    66,603   (24,939)
                                                   =========  ========
    Decrease in cash and cash equivalents           $(3,242)  $(5,312)
                                               ============= =========


    CONTACT: ResCare, Inc.
             Treasurer - Investor Relations Officer:
             Ross Davison, 502-394-2123